Filed pursuant to Rule 433
August 3, 2010
Relating to
Preliminary Prospectus Supplement dated August 3, 2010 to
Prospectus dated November 6, 2007
Registration Statement No. 333-147180
MetLife, Inc.
$1,000,000,000 2.375% Senior Notes due 2014
$1,000,000,000 4.750% Senior Notes due 2021
$750,000,000 5.875% Senior Notes due 2041
Final Term Sheet
August 3, 2010

2.375% Senior Notes due 2014

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	2.375% Senior Notes due 2014

Aggregate Principal Amount:	$1,000,000,000

Price to the Public:	99.867% of principal amount plus accrued interest, if any, from August 6, 2010

Gross Underwriting Discount:	0.20%

Proceeds to Issuer Before Expenses:	$996,670,000.00

Maturity Date:	February 6, 2014

Pricing Date:	August 3, 2010

Settlement Date:	August 6, 2010

Interest Payment Dates:	Semi-annually on February 6 and August 6 of each year

First Interest Payment Date:	February 6, 2011

Anticipated Ratings*:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Coupon:	2.375%

Benchmark Treasury:	UST 1% due July 15, 2013

Spread to Benchmark Treasury:	T + 162.5 bps

Benchmark Treasury Price and Yield:	$100-19+; 0.790%

Yield to Maturity:	2.415%

Denominations:	$100,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Redemption:	The 2014 Senior Notes will be redeemable at MetLife, Inc.’s option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the date fixed for redemption and the Make-Whole Redemption Amount calculated as described in the preliminary prospectus supplement at the rate of T + 25 bps.

Special Mandatory Redemption:	If, for any reason, (i) the Acquisition is not completed on or prior to July 10, 2011, or (ii) the Stock Purchase Agreement is terminated on or prior to July 10, 2011, MetLife, Inc. will redeem all of the 2014 Senior Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the 2014 Senior Notes together with accrued and unpaid interest to but excluding the Special Mandatory Redemption Date.

“Special Mandatory Redemption Date” means the earlier to occur of (1) July 31, 2011 if the Acquisition has not been completed on or prior to July 10, 2011 or (2) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Stock Purchase Agreement.

CUSIP/ISIN:	59156RAW8 / US59156RAW88

Joint Book-Running Managers:	Banc of America Securities LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. UBS Securities LLC Wells Fargo Securities, LLC
4.750% Senior Notes due 2021

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	4.750% Senior Notes due 2021

Aggregate Principal Amount:	$1,000,000,000

Price to the Public:	99.975% of principal amount plus accrued interest, if any, from August 6, 2010

Gross Underwriting Discount:	0.425%

Proceeds to Issuer Before Expenses:	$995,500,000.00

Maturity Date:	February 8, 2021

Pricing Date:	August 3, 2010

Settlement Date:	August 6, 2010

Interest Payment Dates:	Semi-annually on February 8 and August 8 of each year

First Interest Payment Date:	February 8, 2011

Anticipated Ratings*:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Coupon:	4.750%

Benchmark Treasury:	UST 3.5% due May 15, 2020

Spread to Benchmark Treasury:	T + 185 bps

Benchmark Treasury Price and Yield:	$105-01+; 2.903%

Yield to Maturity:	4.753%

Denominations:	$100,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Redemption:	The 2021 Senior Notes will be redeemable at MetLife, Inc.’s option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the date fixed for redemption and the Make-Whole Redemption Amount calculated as described in the preliminary prospectus supplement at the rate of T + 25 bps.

Special Mandatory Redemption:	If, for any reason, (i) the Acquisition is not completed on or prior to July 10, 2011, or (ii) the Stock Purchase Agreement is terminated on or prior to July 10, 2011, MetLife, Inc. will redeem all of the 2021 Senior Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the 2021 Senior Notes together with accrued and unpaid interest to but excluding the Special Mandatory Redemption Date.

“Special Mandatory Redemption Date” means the earlier to occur of (1) July 31, 2011 if the Acquisition has not been completed on or prior to July 10, 2011 or (2) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Stock Purchase Agreement.

CUSIP/ISIN:	59156RAX6 / US59156RAX61

Joint Book-Running Managers:	Banc of America Securities LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. UBS Securities LLC Wells Fargo Securities, LLC
5.875% Senior Notes due 2041

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	5.875% Senior Notes due 2041

Aggregate Principal Amount:	$750,000,000

Price to the Public:	98.494% of principal amount plus accrued interest, if any, from August 6, 2010

Gross Underwriting Discount:	0.875%

Proceeds to Issuer Before Expenses:	$732,142,500.00

Maturity Date:	February 6, 2041

Pricing Date:	August 3, 2010

Settlement Date:	August 6, 2010

Interest Payment Dates:	Semi-annually on February 6 and August 6 of each year

First Interest Payment Date:	February 6, 2011

Anticipated Ratings*:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Coupon:	5.875%

Benchmark Treasury:	UST 4.625% due February 15, 2040

Spread to Benchmark Treasury:	T + 195 bps

Benchmark Treasury Price and Yield:	$110-05+; 4.033%

Yield to Maturity:	5.983%

Denominations:	$100,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Redemption:	The 2041 Senior Notes will be redeemable at MetLife, Inc.’s option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the date fixed for redemption and the Make-Whole Redemption Amount calculated as described in the preliminary prospectus supplement at the rate of T + 30 bps.

Special Mandatory Redemption:	If, for any reason, (i) the Acquisition is not completed on or prior to July 10, 2011, or (ii) the Stock Purchase Agreement is terminated on or prior to July 10, 2011, MetLife, Inc. will redeem all of the 2041 Senior Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the 2041 Senior Notes together with accrued and unpaid interest to but excluding the Special Mandatory Redemption Date.

“Special Mandatory Redemption Date” means the earlier to occur of (1) July 31, 2011 if the Acquisition has not been completed on or prior to July 10, 2011 or (2) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Stock Purchase Agreement.

CUSIP/ISIN:	59156RAY4 / US59156RAY45

Joint Book-Running Managers:	Banc of America Securities LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. UBS Securities LLC Wells Fargo Securities, LLC

The underwriters have agreed to reimburse MetLife for approximately $562,500 of MetLife’s expenses relating to the offering.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at (800) 503-4611 or UBS Securities LLC toll free at (877) 827-6444, ext. 561-3884.